Exhibit 99.1

Multi-Color Corporation Acquires NorthStar Print Group, Inc.

Cincinnati, Ohio, and Milwaukee, Wisconsin, January 25, 2005 — Multi-Color Corporation (Nasdaq: LABL) and Journal Communications, Inc. (NYSE:JRN) announced today that Multi-Color has acquired NorthStar Print Group, Inc., the label manufacturing subsidiary of Journal Communications. The purchase price, excluding certain real estate holdings, was $27.03 million in cash.

NorthStar has annual revenues of approximately $60 million. It employs approximately 275 associates and has three manufacturing locations in Watertown, Wisconsin, Green Bay, Wisconsin and Norway, Michigan. NorthStar was founded in 1878 and acquired by Journal Communications in 1966.

Multi-Color President and CEO Frank Gerace said, “NorthStar will be Multi-Color’s seventh and largest acquisition since 1999 and represents a major milestone in our history. Like Multi-Color, NorthStar is a highly developed, technologically advanced provider of label and decorating solutions to major beverage and consumer products companies worldwide. Adding NorthStar’s capabilities to Multi-Color brings important new dimensions to our product and market mix and further increases our leadership position as a full-service decorating solutions business.”

According to Steven J. Smith, Chairman and CEO of Journal Communications, “We thank the employees of NorthStar for their years of dedication to Journal Communications, their commitment to excellence and their exceptional, award winning service to our customers. We are very pleased to have reached agreement with a highly regarded company like Multi-Color which will continue to build the NorthStar business. This transaction allows Journal Communications to tighten its management focus.”

NorthStar Print Group specializes in the production of gravure labels and flexographic pressure-sensitive labels. Among its customers are Miller Brewing, Prestone, Exxon/Mobil, Arizona Beverages, Kraft, Hershey Foods, Clorox, Reckitt Benkiser and Procter & Gamble. NorthStar is the principal producer of labels for Miller Brewing. Miller has honored NorthStar as “Partner in Excellence” for seven consecutive years and “Supplier of the Year” twice.

NorthStar offers a complete set of services, including electronic prepress, cylinder engraving, printing in up to 10 colors, finishing, inventory management and fulfillment. It has received numerous industry awards for print reproduction quality and innovation.

Multi-Color said it does not anticipate significant changes in NorthStar’s operations. To that end, Gerace and Multi-Color’s senior management intend to visit each of NorthStar’s facilities in the next few days to meet with all employees.

“We are very eager to introduce Multi-Color Corporation to our new associates at NorthStar. We are excited to tell them about the potential of the combined businesses,” Gerace added. “We expect NorthStar will become a very important contributor to the success of Multi-Color going forward.”

The transaction is expected to be accretive to earnings immediately.

About Multi-Color ( http://www.multicolorcorp.com )

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The

Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has six manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. It is a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. It publishes the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. Journal Communications owns and operates 38 radio stations and seven television stations in 11 states and operates an additional television station under a local marketing agreement. Through its telecommunications segment, Journal Communications owns and operates a regional fiber optic network in the upper Midwest which provides integrated data communications solutions for small and mid-size businesses and network transmission solutions for other service providers. Journal Communications also provides a wide range of commercial printing services - including printing for publications, professional journals and documentation material - as well as electronic publishing, kit assembly and fulfillment. In addition, Journal Communications operates a direct marketing services business.

Safe Harbor Statement

Certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. Neither Multi-Color nor Journal Communications undertakes any obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future action constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, and other factors. Neither Multi-Color nor Journal Communications undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

Sara Leuchter Wilkins

Director of Investor Relations

Journal Communications, Inc.

(414) 224-2633

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